[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE TECHNOLOGY FUND

10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 2000 THROUGH NOVEMBER 30, 2000
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group(From                   11/30/00
Network Engines           07/13/00 5,900    0.00%    $17.00   34,400     6,500   0.53%    Robertson Stephens     0
SMTC Corp.                07/20/00 17,900   0.00%    $16.00   113,900    11,000  1.04%    Lehman Brothers        0
Tycom LTD                 07/26/00 1,305,3000.00%    $32.00   3,996,400  61,130  6.54%    Goldman Sachs          0
Corvis Corp.              07/27/00 81,500   0.00%    $36.00   264,300    27,500  0.96%    Credit Suisse First Bos0
Speechworks International 08/01/00 2,200    0.00%    $20.00   11,000     4,750   0.23%    Lewco Securities       0
Vastera Inc.              09/28/00 11,700   0.00%    $14.00   61,200     6,000   1.02%    DB Clearing Services   0
Transmeta Corp.           11/06/00 13,900   0.00%    $21.00   85,700     13,000  0.66%    Morgan Stanley         0
Transmeta Corp.           11/06/00 2,000    0.00%    $21.00   85,700     13,000  0.66%    SG Cowen Securities    0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the purchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25%
of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.